UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 3, 2015 (July 28, 2015)

Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	000-13814	34-1451118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street, Cortland, Ohio	44410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (330) 637-8040

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers

Adoption of short-term cash incentive plan. On July 28, 2015 the Directors’ Compensation Committee approved the short-term cash incentive plan for 2015. The Annual Incentive Plan, initially adopted in 2014 by the Committee, is a short-term cash incentive plan that rewards executives with additional cash compensation if specified annual objectives are achieved, which can include bank-wide performance objectives, business unit goals, and individual performance goals. The bank-wide performance goals in effect for 2015 have to do with return on assets, return on equity, net interest margin, efficiency ratio, and asset quality. If targeted performance is achieved or exceeded in 2015, a participating officer will receive a cash bonus ranging from 10% to 15% of base salary, depending on the level of goal achievement. Assuming targeted goals for 2015 are achieved, cash distributions under the plan would occur in the first quarter of 2016. President and CEO James M. Gasior, Executive Vice President and COO Timothy Carney, Senior Vice President and Chief Lending Officer Stanley P. Feret, and Senior Vice President and Chief Financial Officer David J. Lucido are participants in the Annual Incentive Plan. The Annual Incentive Plan may be terminated by the board of directors at any time. This summary of the plan is qualified in its entirety by reference to the exhibit attached hereto.

In reliance on SEC rules and guidance, the precise return on assets performance goal and the precise goals for each of the individual performance goals are confidential and are therefore withheld from the exhibits attached hereto.

Item 9.01(d) Exhibit

*10.35 Annual Incentive Plan for Executive Officers

*	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: August 3, 2015	By:	/s/ James M. Gasior
James M. Gasior
	Its:	President & Chief Executive Officer